Exhibit No. 10.18

Certain information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the company if publicly disclosed. Redacted information is indicated by brackets.

Consolidated Form of Long-Term Performance-Based Restricted Stock Unit Grant Company Confidential	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

Participant Name (First, Middle & Last)

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	[Grant Date]
Performance Units (“Target Award”):	[Number of Shares Granted]
Performance Period (“Performance Period”):	[Performance Period]

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the Equity and Cash Incentive Plan (“Plan”) and the award agreement (the Plan, this grant letter, the Performance Goals attached as Exhibit A, the Terms and Conditions attached as Exhibit B (including Attachment 1), and your acceptance (if any) together constitute the “Award Agreement”).

The Performance Units will be earned by achieving a Performance Goal based on Cumulative Free Cash Flow, subject to your continued employment through the end of the Performance Period. The Committee has established the Performance Goal set forth on Exhibit A, which allows you to earn up to [∙]% of the Target Award, if you remain continuously employed by the Employer through the end of the Performance Period.

To the extent the Performance Goal is achieved and you satisfy the employment requirements, a number of shares of Company Stock equal to the Performance Units that are earned and vested will be distributed to you following the conclusion of the Performance Period in accordance with the payment terms set forth in the Terms and Conditions. The Company will withhold shares to satisfy your tax obligations unless prohibited by country law or unless you provide a payment to cover the tax withholding obligation. You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
▪ Voluntary Resignation ▪ Termination for Cause	All Performance Units and accrued dividend equivalents are forfeited.

▪ “60/ 5” Rule Termination (60 years of age or older with 5 years of service) ▪ Involuntary Termination Without Cause

If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment; otherwise the Performance Units and accrued dividend equivalents are forfeited.

▪ Death ▪ Long-Term Disability	To the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment.
After a Change in Control: ▪ Involuntary Termination Without Cause ▪ Death ▪ Long-Term Disability	Upon a Change in Control Performance Units and accrued dividend equivalents are earned as described in Exhibit A and will vest as described in Exhibit B.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the Plan or the Terms and Conditions, as applicable. As described in the Terms and Conditions, if and to the extent that the terms of this Award Agreement conflict with the terms of a change in control agreement or employment agreement between you and the Company, the terms of this Award Agreement shall supersede the terms of the change in control agreement or employment agreement.

Please note that the Terms and Conditions contain restrictive covenants pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Performance Units. You have the right to consult with counsel prior to accepting the Performance Units. If you decide not to accept the Performance Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Performance Units. You will continue to be subject to any restrictive covenants set forth in the Plan with respect to prior equity grants and any other agreements between you and the Company. There will be no other consequences because of your decision not to accept the Performance Units.

Please contact Cindy Gegg (717-396-2570) if you have questions.

By my signature below as a duly authorized officer of the Company, the Company has caused this Award Agreement to be executed, effective as of the Date of Grant listed above and subject to your electronic signature indicating your acceptance.

Sincerely,

[Name]

[Title]

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

EXHIBIT A

Performance Goal

Mineral Fiber Volume: Total square feet of Mineral Fiber products sold, as determined by the Committee.

For purposes of the Mineral Fiber Volume calculation:

•
“CAGR” means compound annual growth rate
•
“Mineral Fiber” means suspended mineral fiber and soft fiber ceiling tile products, excluding ceiling grid produced by Worthington Armstrong Venture (“WAVE”).

Mineral Fiber Volume
Mineral Fiber Volume (Million Sq. Ft. in [Year])	CAGR (against [Year] Mineral Fiber Volume)	Payout
Below [∙]%	Less than [∙]%	0%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%
[∙]%	[∙]%	[∙]%

Mineral Fiber Volume is measured based on the Mineral Fiber Volume growth during the Performance Period, as calculated by Mineral Fiber Volume for calendar year [Year] as compared to Mineral Fiber Volume for calendar year [Year]. The performance levels set forth above are with respect to Mineral Fiber Volume for calendar year [Year]. Threshold level performance must be achieved to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not more than an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned with respect to the Mineral Fiber Volume Performance Goal as calculated by the actual Mineral Fiber Volume for the immediately preceding 12 month period of the Performance Period (or an annualized volume calculation, if such period is less than 12 months) prior to the date of the Change in Control based on the CAGR achievement rate implied as of such date, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT A

Performance Goal

Cumulative Free Cash Flow: Cumulative Free Cash Flow is defined as cash flow from operations, minus (i) cash payments to purchase property, plant and equipment (Cap Ex), plus (ii) the return of investment from the Worthington Armstrong Venture (WAVE), as determined by the Committee.

Cumulative Free Cash Flow Performance Scale
Cumulative Free Cash Flow ($)	Performance Level	Payout
Below [∙]%	Below [∙]% of Target Performance	0%
[∙]%	[∙]% of Target Performance	[∙]%
[∙]%	Target Performance	[∙]%
[∙]%	[∙]% of Target Performance	[∙]%
[∙]%	[∙]% of Target Performance or greater	[∙]%

Cumulative Free Cash Flow is measured based on the Cumulative Free Cash Flow during the Performance Period. Threshold level performance must be achieved to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight-line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period, the number of Performance Units earned with respect to the Cumulative Free Cash Flow Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Cumulative Free Cash Flow Performance Goal based on actual Cumulative Free Cash Flow through the date of the Change in Control relative to the [Year], [Year] and [Year] portions of the total Cumulative Free Cash Flow target, as determined by the Committee before the Change in Control in its sole discretion. Cumulative Free Cash Flow through the date of the Change in Control shall be compared to the annual and quarterly targets for the period through the date of the Change in Control.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT A

Performance Goal

Absolute Total Shareholder Return: Absolute Total Shareholder Return (“Absolute TSR”) tracks the appreciation in share price of the Company Stock, including dividends, and is annualized for the Performance Period, as determined by the Committee. Specifically, Absolute TSR is calculated based on the following formula:

(Ending Share Price [as defined] + Aggregate Dividends [as defined]) ^(1/3) - 1 Starting Share Price

For purposes of the Absolute TSR calculation:

•
“Ending Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January [∙], [Year].
•
“Aggregate Dividends” means a cumulative number of shares of Company Stock assuming same day reinvestment in Company Stock on the ex-dividend date of the dividends paid on a share of Company Stock during the Performance Period.
•
“Starting Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January [∙], [Year].

Absolute TSR
Performance Level	Payout
Below [∙]%	0%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%
[∙]%	[∙]%

Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of [∙]% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the number of Performance Units earned with respect to the Absolute TSR Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Absolute TSR Performance Goal based on Absolute TSR through the date of the Change in Control, calculated by using the per-share sales price in the Change in Control as the Ending Share Price and as if the Change in Control date were the end of the Performance Period, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT B

ARMSTRONG WORLD INDUSTRIES, INC.

EQUITY AND CASH INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.
Grant.
a.
Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) three target awards (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the [Year] Long-Term Performance-Based Restricted Stock Unit Grant Letters to which these Grant Conditions relate (the “Grant Letters”). The “Date of Grant” is [Grant Date]. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).
b.
The Performance Units shall be earned, vested and payable if and to the extent that the Cumulative Free Cash Flow, Absolute TSR, and Mineral Fiber Volume performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, [Year] and ending December 31, [Year].
c.
These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters. This grant is made under the Armstrong World Industries, Inc. Equity and Cash Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.
Performance Goals; Vesting.
a.
The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, [Year] (the “Vesting Date”). The Performance Units shall be earned based on attainment of the Performance Goals and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.
b.
After the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to [∙]% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letters. Earned and vested Performance Units shall be payable as described in Section 6.
c.
If a Change in Control occurs, the amount earned with respect to the Performance Units shall be determined as of the date of the Change in Control as described in the Grant Letters. The earned Performance Units shall continue to vest based on the Grantee’s continued employment through the Vesting Date, except as otherwise provided herein. Earned and vested Performance Units shall be payable as described in Section 6. Notwithstanding the foregoing, if the Performance Units are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Units shall vest as of the date of the Change in Control, and such earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Treas. Regs. Section 1.409A-3(i)(5) (a “409A CIC”) and if permitted by the plan termination provisions of the regulations under section 409A of the Code. If payment at the date of the Change in Control is not permitted under section 409A of the Code, the earned and vested Performance Units shall be payable as described in Section 6.
d.
Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.
3.
Termination of Employment.

a.
General Rule. Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.
b.
“60/5” Rule Termination. If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of a “60 / 5” Rule Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period; provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
c.
Involuntary Termination before a Change in Control. If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period, provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
d.
Death or Long-Term Disability Before a Change in Control. If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, [Year] through the Grantee’s termination date and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.
e.
Involuntary Termination, Death, and Disability on or after a Change in Control. If the Grantee’s employment terminates on account of Involuntary Termination, death, or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Units earned as of the Change in Control date as described in the Grant Letters. If the Grantee has a Change in Control Severance Agreement with the Company (“Change in Control Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause in the Change in Control Agreement, and shall include without limitation a termination for Good Reason as defined in the Change in Control Agreement. The Grantee agrees that, subject to the immediately preceding sentence, if and to the extent that these Grant Conditions conflict with the terms of the Change in Control Agreement or any employment agreement between the Company and the Grantee, these Grant Conditions shall supersede the provisions of the Change in Control Agreement and employment agreement applicable to vesting of performance units on and after a Change in Control, notwithstanding anything in the Change in Control Agreement or employment agreement to the contrary.
f.
Coordination of Provisions. If the Grantee terminates employment in a termination that is both a “‘60 / 5’Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the Grant Condition and Grant Letters.
4.
Definitions. For purposes of these Grant Conditions and the Grant Letters:
a.
“‘60 / 5’Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 60 and has completed at least five years of service with the Employer.
b.
“Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.

c.
“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
d.
“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
e.
“Restricted Business” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
5.
Restrictive Covenants; Forfeiture and Other Remedies.
a.
As consideration for the Performance Units, the Grantee agrees to be bound by the restrictive covenants set forth on Attachment 1.
b.
The Grantee has the right to consult with the Grantee’s own counsel before accepting the Performance Units and agreeing to be bound by the restrictive covenants.
c.
The Committee may determine that the Performance Units shall be forfeited or reduced if the Grantee engages in Injurious Conduct.
d.
If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may, in its discretion, require the Grantee to return to the Company any Company Stock or cash received in settlement of Performance Units. If the Company Stock acquired in settlement of Performance Units has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.
e.
The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 5 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
f.
The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
g.
This Award Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination of the Grantee’s employment with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 5, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Award Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5 shall be in addition to any legal or equitable remedies existing at law or in equity or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 5 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time, covering too great a geographical area, or too broad in scope, it shall be in full force and effect as to that period of time, geographical area, or scope determined to be reasonable by the court.
h.
By accepting the Performance Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 5 and Attachment 1, and agrees that the restrictions set forth herein are fair and reasonable, are supported by fair and reasonable consideration independent from the continuation of employment, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates. The Grantee agrees that the grant of Performance Units under the terms and conditions set forth herein constitutes “mutually agreed upon consideration” within the meaning of the Massachusetts Noncompetition Agreement Act.
i.
The Grantee has received at least 14 calendar days (excluding holidays, and provided that such period includes at least 10 business days) of notice of the post-termination non-competition restrictions before those restrictions are to be effective.
j.
In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 5.
6.
Payment.
a.
Except as provided below, after the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the number of earned and vested Performance Units, subject to applicable withholding for Taxes (as defined below) and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan. Payment of earned and vested Performance Units shall be made in [Year] as soon as practicable after the Committee certifies the extent to which the Performance Goals and other conditions to payment of the Performance Units have been met, but not later than [Date], except as provided below. All unpaid Performance Units shall be forfeited in the event of termination for Cause.
b.
If the Grantee’s employment terminates for any reason other than Cause upon or within two years after a Change in Control that meets the requirements of a 409A CIC, the Grantee’s Performance Units that are unpaid earned and vested (if any) shall be paid within 60 days after the termination date, subject to compliance with section 409A of the Code, if applicable, and as described in Section 20(h) of the Plan. The Company shall issue shares of Company Stock to the Grantee equal to the number of the earned and vested Performance Units, subject to applicable withholding for Taxes. If a Change in Control does not meet the requirements of a 409A CIC, the Grantee’s earned and vested Performance Units (if any) shall be paid on the date described in subsection (a).
c.
Any fractional shares will be rounded up to the nearest whole share, but not exceeding [∙]% of the Target Award.
7.
Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest-bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.
8.
Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules, and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
9.
No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.
10.
No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
11.
Incorporation of Plan by Reference. The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.
12.
Withholding Taxes.
a.
The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Performance Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall be determined in accordance with the procedures approved by the Committee. If shares are withheld to cover the obligation for Taxes, then, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Company Stock with respect to the vested Performance Units notwithstanding that a number of shares are held back for purposes of paying Taxes. To the extent shares are not withheld in accordance with this Section 12 or to the extent the number of shares withheld is not sufficient to cover the obligation for Taxes, the Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Taxes required to be withheld, collected or accounted for with respect to the Performance Units.
b.
Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the grant, vesting or settlement of the Performance Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
13.
Company Policies. In addition to the recoupment authority under Section 5 above, all amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
14.
Assignment. The Grant Letters and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.
15.
Section 409A. The Grant Letters and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
16.
Successors. The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.
17.
Governing Law. The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle. Notwithstanding the foregoing, if the Grantee is employed in the (a) State of California, (b) State of Colorado, (c) Commonwealth of Massachusetts, (d) the State of Minnesota, (e) the State of Washington, or (f) any other state where the application of the law or forum of a state other than the state of employment is expressly prohibited by statute, the validity, construction, interpretation and effect of Section 5 (Restrictive Covenants; Forfeiture and Other Remedies) and Attachment 1 of these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of such state of employment and adjudicated in such state of employment.
18.
No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Units under the Grant Letters and these Grant Conditions, the Grantee acknowledges the following:
a.
the Plan is established voluntarily by the Company, the grant of the Performance Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended, or terminated by the Company at any time;
b.
the grant of the Performance Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of them, even if Performance Units have been granted repeatedly in the past;
c.
all decisions with respect to future grants of Performance Units, if any, will be at the sole discretion of the Committee;
d.
the Grantee is voluntarily participating in the Plan;
e.
the Performance Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
f.
the Performance Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

g.
the Performance Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;
h.
the grant of Performance Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
i.
the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Performance Units or the shares of Company Stock; and
j.
the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Performance Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
19.
Data Privacy.
a.
The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
b.
The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
c.
The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
20.
Addendum. Notwithstanding any provisions in these Grant Conditions, the Performance Units shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

* * *

Attachment 1

Grantee agrees not to engage in Injurious Conduct.

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:

a)
Except as provided in the State-Specific Modifications below, “Injurious Conduct” shall mean the activities described in subsections (i) through (v) below (including any modifications of subsections (iii) and (iv) for residents of California, Colorado, Massachusetts, Washington State and other applicable jurisdictions as set forth in the State-Specific Modifications below):
a.
The Committee determines that forfeiture or reduction is appropriate on account of an accounting restatement of the Company’s financial statements that is required as a result of material non-compliance with financial reporting requirement under U.S. securities laws and generally accepted accounting principles;
b.
The Grantee commits any of the following, as determined by the Committee, in its sole discretion: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Employer; (C) violation of the Code of Conduct or employment policies of the Employer, as in effect from time to time; (D) gross negligence or willful, deliberate or gross misconduct in the performance of the Grantee’s duties with the Employer, in each case above in this Section (a)(ii), that results in significant financial or reputational harm to the Company;
c.
During the Grantee’s employment or service with the Employer and for a period of one (1) year thereafter, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business, in any capacity that would directly or indirectly compete with the Company;
d.
During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:
i.
The Grantee: (1) solicits with respect to any Restricted Business any person who was a customer of the Employer, or (2) solicits with respect to any Restricted Business potential customers of the Employer who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer with Grantee’s knowledge or involvement or (3) otherwise divert or attempt to divert any existing business of the Employer; or
ii.
The Grantee, directly for the Grantee or for any third party, solicits, induces, recruits or causes another person in the employment of the Employer to terminate such employee’s employment with the Employer; or
e.
During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any written confidentiality, non-solicitation or non-competition covenant with the Employer.

State-Specific Modifications:

Colorado

Notwithstanding the foregoing, if Grantee resides and works in Colorado when Grantee’s employment terminates and continues to reside and work in Colorado during the Post-Employment Restricted period, then, during post-employment restricted period, subsections (a)(iii) and (a)(iv)(A) above apply only to the extent that: (i) Grantee’s compensation satisfies the earnings thresholds as set forth in C.R.S. § (iv)(B)-2-113 The application of these subsections (iii) and (iv)(A) during the post-employment restricted period is intended to protect the Company’s trade secrets.

California, Minnesota, North Dakota, and Oklahoma

Notwithstanding the foregoing, if the Grantee is employed in California, Minnesota, North Dakota, or Oklahoma, or in another jurisdiction where the provisions of subsection (iii) above are otherwise prohibited by law, the following provisions shall apply instead of subsection (iii) above:

iii. During the Grantee’s employment or service with the Employer, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business; or

Notwithstanding the foregoing, if Grantee is employed in California, North Dakota, or in another jurisdiction where the provisions of subsection (a)(iv)(A) are otherwise prohibited by law, the following provisions shall apply instead of subsection (a)(iv)(A) above:

iv. During the Grantee’s employment or service with the Employer:

A. The Grantee: (1) solicits with respect to any Restricted Business any person who was a customer of the Employer, or (2) solicits with respect to any Restricted Business potential customers of the Employer who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer with Employee’s knowledge or involvement with respect to any Restricted Business, or (3) otherwise diverts or attempts to divert any existing business of the Employer; or

Notwithstanding the foregoing, if the Grantee is employed in California, Minnesota, or in another jurisdiction where the provisions of subsection (a)(iv)(B) are otherwise prohibited by law, the following provisions shall apply instead of subsection (a)(iv)(B) above:

iv. During the Grantee’s employment or service with the Employer:

B. The Grantee, directly for the Grantee or for any third party, solicits, induces, recruits or causes another person in the employment of the Employer to terminate such Grantee's employment with the Employer; or

Notwithstanding the foregoing, if the Grantee is employed or provides services in California, after employment, the restrictions on information in subsection (a)(v) apply only to trade secrets.

Illinois

Notwithstanding the foregoing: if the Grantee is employed in Illinois, subsection (a)(iii) will only apply during the post-employment period if Grantee meets the annual rate of earnings threshold for such restrictions set forth in 820 ILCS § 90/10(a); and subsection (a)(iv) will only apply during the post-employment period if Grantee meets the annual rate of earnings threshold for such restrictions set forth in 820 ILCS § 90/10(b),

Washington, D.C.

Notwithstanding the foregoing, if Grantee is a “covered employee” as defined in Washington, District of Columbia (D.C.) Code § 32-5(iv)(B)1.01(6), then subsections (a)(iii), (a)(iv)(A), and (a)(iv)(B) apply during the post-employment restricted period only if Grantee meets the statutory definition of a “highly compensated employee” in D.C. Code § 32-5(iv)(B)1.01(10).

Massachusetts

Notwithstanding the foregoing, if Grantee resides in and primarily works in Massachusetts when Grantee’s employment terminates and continues to work and reside in Massachusetts during the post-employment restricted period, then: during the post-employment restricted period, subsection (a)(iii) is limited to the geographic areas in which Grantee, during any time within the last two (2) years of employment, provided services or had a material presence of influence on behalf of the Company; and to the types of services Grantee provided on behalf of the Company at any time during the last two (2) years of employment.

Washington State

Notwithstanding the foregoing, If Grantee works in the State of Washington, then: If Grantee’s annual earnings do not meet the minimum threshold set forth in RCW 62.040, measured as of the end of Grantee’s employment with the Company, then the restrictions of subsection (a)(iii) and (a)(iv)(A)(2) are limited only to the period during Grantee’s employment and are stricken and do not apply after employment; and if Grantee is laid off, then the restrictions in subsection (a)(iii) and (a)(iv)(A)(2) apply for the period after termination only if the Company provides Grantee with compensation equal to Grantee’s base salary from the time of termination of employment through the end of the covenant period, less any compensation earned through other employment. Nothing herein is intended to or should be construed to conflict with RCW 49.62.

If the Grantee is employed in the State of Washington, the confidentiality covenant in subsection (a)(v) above is not intended to nor shall be interpreted to restrict or otherwise interfere with the Grantee’s right to discuss or report illegal acts of discrimination, harassment, retaliation, wage and hour violations, sexual assault, or other conduct recognized as being against public policy under RCW 49.44.211.

Other States

Certain states other than those identified above may have statutes relating to the application of non-competition covenants if an employee earns below specified threshold amounts. If Grantee does not meet the earnings thresholds for post-termination non-competition provisions set forth in the statutes that apply to the state in which Grantee lives or primarily works for the Company, the post-termination provisions of subsection (a)(iii) above will not apply to Grantee.

b)
“Restricted Business” shall mean any business or employment relationship which the Committee in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Employer with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer, provided that Employer or its successor or assignee continues in such business; or (B) substantially injurious to the Employer’s business interests, in each case in any geographic area in which the Employer conducts business with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer.

ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.
PERFORMANCE RESTRICTED STOCK UNIT GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Performance Units granted to the Grantee if the Grantee resides or works in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

CANADA

Data Privacy. This provision replaces Section 19 of the Grant Conditions titled “Data Privacy” for residents of Quebec:

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, his or her employer, the Company and its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal data about the Grantee regarding his or her employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred to any third party service provider assisting in the implementation, administration and management of the Plan, including legal, finance and accounting, stock plan administrators, information technology and human resources or similar consultants and advisors (“Third Party Service Providers”), that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. In connection therewith, it is possible that personal data may be disclosed to governments, courts or law enforcement or regulatory agencies in that other country in accordance with the laws of that country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to the extent necessary for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other Third Party Service Provider. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Internal access to Data is strictly limited to those employees who have a need to know such Data in the performance of their duties. Subject to limitations under applicable law, the Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local human resources representative.

Language Consent – Applicable to Residents of Quebec Only. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

Prospectus Exemption.For the purposes of compliance with National Instrument 45-106 - Prospectus Exemptions (and in Québec, Regulation 45-106 respecting Prospectus exemptions, collectively, “45-106”), the prospectus requirement does not apply to a distribution by an issuer in a security of its own issue with an employee, executive officer, director or consultant of the issuer or a related entity of the issuer, provided the distribution is voluntary.

Resale Restrictions. Company Stock acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any shares acquired by the Grantee pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial and territorial securities laws, including (a) National Instrument 45-102 - Resale of Securities (and in Québec, Regulation 45-102 respecting Resale of securities, collectively “45-102”), if the Grantee is a resident in the Providence of Québec and (b) Alberta Securities Commission Rule 72-501 Distributions to Purchasers Outside Alberta(“72-501”), if the Grantee is a resident in the Province of Alberta. In Québec, the prospectus requirement does not apply to the first trade of Company Stock issued in connection with the Performance Units provided the conditions set forth in Section 2.14 of 45-102 are satisfied. In Alberta, the prospectus requirement does not apply to the first trade of Company Stock issued in connection with the Performance Units, provided the conditions set forth in Section 2.10 of 72-501 are satisfied. The Grantee should consult his or her advisor prior to any resale of Company Stock.